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                                                                    EXHIBIT 99.2

PRESS RELEASE

              CATELLUS ANNOUNCES REPURCHASE OF SHARES FROM CALPERS

SAN FRANCISCO, CALIFORNIA (December 12, 2001) -- Catellus Development Corporation (NYSE: CDX) announced today that it has agreed to purchase 10.6 million shares of its common stock from the California Public Employees Retirement System ("CalPERS") for a total of $183,120,300 or $17.2755 per share. The closing price of the stock today was $17.45 per share. This transaction, which is expected to close on December 14, 2001, will reduce CalPERS' ownership in Catellus to approximately 9.45% of the company's outstanding stock. CalPERS will be able to trade its remaining shares freely.

Michael B. McCook, Senior Investment Officer for CalPERS real estate program, commented, "We are very pleased with the progress Catellus' management has made since 1994, and we remain extremely confident about the company's plans for the future. This transaction allows us increased flexibility in our portfolio, and we hope that reducing our ownership percentage in Catellus will allow us to pursue other opportunities together."

Nelson C. Rising, chairman and chief executive officer of Catellus, added, "This transaction presents an excellent opportunity to accelerate our pre-existing share repurchase program. We look forward to our continuing relationship with CalPERS."

The stock purchase will be completed utilizing a portion of Catellus' cash liquidity. Including this transaction, Catellus has repurchased 21,649,797 shares of stock to date in 2001, at an average price of $17.20 per share. Catellus is confirming its previous 2001 earnings guidance and its 2002 earnings guidance for EBDDT per share at 10-12% growth over 2001.

Catellus Development Corporation is one of the nation's premier diversified real estate operating companies. The Company specializes in developing, managing and investing in a broad range of product types including industrial, residential, office, retail, and major urban development projects. It owns a portfolio of rental properties totaling 30.3 million square feet and one of the largest supplies of developable land in the Western United States capable of supporting over 41 million square feet of new commercial development and an estimated
10,500 residential lots and units. More information on the Company is available at www.catellus.com
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This release contains forward-looking statements including statements concerning earnings and EBDDT; plans; opportunities; negotiations; markets and economic conditions; leasing; development; construction, rental, and sales activities; availability of financing; and property values. We do not undertake any obligation to revise these forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. These statements by their nature involve risks and uncertainties. In particular, among the factors that could cause actual results to differ materially from the results expressed in or implied by such statements are: changes in the real estate market or in

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general economic conditions, including the possibility of a worsening economic slowdown or recession; product and geographical concentration; industry competition; changes in interest rates and capital markets or unavailability of financing; changes in insurance markets; discretionary government decisions affecting the use of land, and delays resulting therefrom; changes in the management team; changes in tax laws; weather conditions and other natural occurrences that may affect construction or cause damage to assets; liability for environmental remediation and changes in environmental laws and regulations; failure or inability of third parties to fulfill their commitments or to perform their obligations under agreements; failure of parties to reach agreement on definitive terms or to close transactions; costs and availability of land and construction materials; risks related to the financial strength of joint venture projects and co-owners; changes in policies and practices of organized labor groups; shortages in electrical power; and other risks inherent in the real estate business.

For further information on factors that could affect the Company and the forward-looking statements in this release, you should refer to Catellus Development Corporation's report on Form 10-K for the fiscal year ended December 31, 2000, and Form 10-Q for the fiscal quarter ending September 30, 2001, each filed with the Securities and Exchange Commission.

Contact:
Minnie Wright
Investor Relations
(415) 974-4649